AMENDMENT NO. 1 TO THE
BYLAWS OF
TOUSA, INC.
NOVEMBER 6, 2007
Sections 3.07, 7.01, and 7.03 of the existing Bylaws of TOUSA, Inc. are hereby amended and restated in their entirety to read as follows:
3.07	Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors or the President. Notice of special meetings of the Board of Directors may be given personally, either verbally or in writing, or sent in writing by United States mail, or by facsimile telecommunication, or other electronic transmission. In case the notice is mailed, the notice shall be deposited in the mail at the place in which the principal business office of the Corporation is located at least five (5) days prior to the time of the holding of the meeting. In case the notice is delivered personally, either verbally or in writing, or is sent by facsimile, or other electronic transmission, the notice shall be so delivered at least two (2) hours prior to the time of the holding of the meeting. The delivery, mailing, sending by facsimile, or other electronic transmission, as above provided, shall constitute due, legal and personal notice to the director. Notice shall be given by the person calling the meeting or by the Secretary. Neither the business to be transacted at nor the purpose of any regular or special meeting of the Board of Directors need be specified in any notice or waiver of notice, except as may otherwise be expressly provided by law, the Certificate of Incorporation or these Bylaws.

7.01	Description. The shares of the Corporation’s stock may be certificated or uncertificated as provided under Section 158 of the Delaware General Corporation Law. Certificates shall be signed by the President and the Secretary of the Corporation, or in the absence of the President and/or Secretary, a Vice President and/or Assistant Secretary, if such officers have been appointed or elected by the Board of Directors and may be sealed with the seal of the Corporation or a facsimile thereof. No certificate shall be issued for any share until the consideration therefore has been fully paid. Each certificate shall be consecutively numbered and shall be entered in the books of the Corporation as issued. Each certificate representing shares shall state upon the face thereof that the Corporation is organized under the laws of the State of Delaware, the name of the person to whom issued, the number and class of shares, and the designation of the series, if any, which such certificate represents.

Within a reasonable time after the issuance or transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice that shall set forth the name of the Corporation, that the Corporation is organized under the laws of the State of Delaware, the name of the shareholder, the number and class (and the designation of the series, if any) of the shares represented, and any restrictions on the transfer or registration of such shares of stock imposed by the restrictions on the transfer or registration of such shares of stock imposed by the Corporation’s Certificate of Incorporation, these bylaws, any agreement among stockholders or any agreement between stockholders and the Corporation.

7.03	Lost Certificate. The Board of Directors may issue (i) a new certificate(s), or (ii) uncertificated shares to be issued in place of any certificate(s) previously issued by the Corporation alleged to have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate(s) to be lost or destroyed. When authorizing such issuance of new certificate(s), the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of the lost or destroyed certificate(s), or his legal representative, to advertise the same in such manner as it shall require and/or to give the Corporation a bond in such sum and form and with such sureties as it may direct as an indemnity against any claim that may be made against the Corporation with respect to the certificate(s) alleged to have been lost or destroyed.